EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of January 12, 1998, by and between Jeffrey P. Gannon (the "Executive") and Zenith Electronics Corporation (the "Company");

                          WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Performance of Services.  The Executive's employment with the
Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term.

(b) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer. The Executive shall be elected to the Board of Directors of the Company (the "Board") at the Company's annual meeting to be held not later than May 30, 1998. Thereafter, he shall serve as a member of the Board during the Agreement Term, while he is employed by the Company. On and after the Effective Date (as described below), and prior to such election, the Executive shall be invited to attend all meetings of the Board.

(c) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board. The Executive's duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Executive Officer. The Executive will have such authority, power, responsibilities and duties as are inherent to his positions and necessary to carry out his responsibilities and the duties required of him hereunder.

(d) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not, in the judgement of the Board, materially inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business without the consent of the Board.

(e) Subject to the provisions of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered "Disabled" during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a mutually acceptable licensed practicing physician, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive's responsibilities.

(f) The "Agreement Term" shall be the three-year period beginning on January 19, 1998 (the "Effective Date") and ending on the third anniversary thereof.

(g) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a) One-Time Payment. To compensate the Executive for certain out-of-pocket relocation expenses and other costs incurred by the Executive in connection with the acceptance of employment under this Agreement, the Company shall make a one-time payment of $50,000 to the Executive upon the execution of this Agreement by the Company and the Executive.

(b) Salary. The Executive shall receive, in substantially equal monthly or more frequent installments, in accordance with the Company's regular payroll practices, an annual base salary at the rate of $600,000 per year (the "Salary").

(c) Annual Performance Bonus. The Executive shall be entitled to performance bonuses of $400,000 to $600,000 per annum, in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement. The minimum performance bonus amount of $400,000 per annum shall be payable in four equal installments at the end of each calendar quarter.

(d) Special Bonus. The Executive shall be paid a special bonus of $500,000 for the calendar years 1998, 1999, and 2000, payable in four equal installments at the end of each calendar quarter.

(e) Stock Options. As provided in Exhibit 2, which is attached to and forms a part of this Agreement, the Executive shall be entitled to receive an award of options to purchase 300,000 shares of common stock of the Company
("Company Stock"). In addition, at the discretion of the Board, the Executive will also be eligible to receive annual stock option grants as a participant in any performance-based executive incentive program that may be adopted by the Company.

(f) Long-Term Incentive Award. As provided in Exhibit 3, which is attached to and forms a part of this Agreement, the Executive shall be eligible for the Long-Term Incentive Award in accordance with the provisions of Exhibit 3.

(g) Long Term Disability Insurance. The Company shall obtain long term disability income replacement coverage for the Executive, subject to such terms as are mutually agreed upon by the Company and the Executive; provided, however, that the Company shall endeavor to obtain coverage that provides that all or a portion of the benefits will continue until the Executive attains age 62 (if the Executive continues to be disabled until that time); and further provided that the amounts to be paid for such coverage by the Company (including both amounts paid directly to the insurance provider and amounts reimbursed to the Executive) may be equal to but not greater than $15,000 per annum. During any period while the Executive is Disabled and is otherwise entitled to receive Salary and bonus payments under this Agreement (including payment in lieu of Salary or bonus pursuant to paragraph 4(d)), any such Salary and bonus payments (or such payments in lieu of Salary and bonus) to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the disability income replacement coverage.
Life Insurance. The Company shall provide life insurance coverage subject to the following:

(i) Prior to the Effective Date, the Executive's prior employer maintained a whole life insurance policy covering the life of the Executive, and providing a total death benefit of $323,097, with such benefits to be paid to the beneficiary named by the Executive, except that the first $32,176.68 payable under the policy is to be paid to the Executive's former employer (the "employer portion"). Subject to the Company's right to receive the employer portion in the event of a cash-out of the policy prior to the Executive's death, the Executive shall be entitled to any cash value of the policy upon the occurrence of such a cash-out. The Executive shall arrange to have the right to receive such employer portion transferred from the Executive's prior employer to the Company, and the Company agrees to pay the prior employer $32,176.68 for such transfer. During the period of the Executive's employment with the Company, the life insurance coverage under such policy shall be continued, and for such period, beginning as of the Effective Date, the Company shall reimburse the Executive for the premiums for such coverage.

(ii) The Company shall obtain additional whole life insurance coverage on the Executive's life providing $676,903 in death benefits, under a policy that is similar to the policy described in paragraph (i) next above, but subject to the Executive's satisfactory completion of a physical examination and other aspects of the application process. Death benefits under such coverage shall be payable to the beneficiary named by the Executive. Subject to the Company's right to receive the employer portion in the event of a cash-out of the policy prior to the Executive's death, the Executive shall be entitled to any cash value of the policy in the event of such a cash-out. During the period of the Executive's employment with the Company, the Company shall pay the premiums with respect to such policy; provided, however, that the death benefits to be provided under such policy shall be reduced below $676,903 as necessary so that the annual premiums and costs due from the Company under this paragraph (ii) do not exceed $8,000.

(iii) The Company shall obtain term life insurance coverage on the Executive's life providing $3 million in death benefits, but subject to the Executive's satisfactory completion of a physical examination and other aspects of the application process. Death benefits under such coverage shall be payable to the beneficiary named by the Executive. During the period of the Executive's employment with the Company, the Company shall pay the premiums with respect to such policy; provided, however, that the death benefits to be provided under such policy shall be reduced below $3 million as necessary so that the annual premiums and costs due from the Company under this paragraph (iii) do not exceed $5,000.

(i) Make-Whole Retirement Plan Benefit. The Executive shall be eligible for a Make-Whole Retirement Plan Benefit determined in accordance with this paragraph (i):

(i) It is understood and agreed by the parties that the Make-Whole Retirement Plan Benefit is intended to replace deferred compensation benefits lost by the Executive by reason of his leaving his prior employer, and the Executive agrees to promptly provide documentation from his prior employer reflecting such benefits.

(ii) As of the Effective Date, the Company shall establish a book account in the name of the Executive, which shall reflect the Executive's Make-Whole Retirement Plan Benefit, and which shall be credited with an opening balance, as of the Effective Date, of $254,000.

(iii) Beginning as of the Effective Date, and continuing until the Executive's Date of Termination, the account balance for the Make-Whole Retirement Plan Benefit shall be subject to a reduction of $18,143 per annum.

(iv) Immediately prior to distribution with respect to such account balance for the Make-Whole Retirement Plan Benefit (if any), such account balance shall be credited with interest at the rate of 9.5% per annum for the period beginning with the Effective Date and ending with the Date of Termination.

(v) Distribution with respect to the account balance for the Make-Whole Retirement Plan Benefit shall be determined in accordance with paragraph 4.

(j) Benefit Plans. The Executive shall be entitled to participate in and receive benefits under all retirement, welfare, and fringe benefit plans of the Company to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees. However, the Company shall not be required to provide a benefit under this paragraph (j) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 2, to the extent determined to be necessary or appropriate by the Company.

(k) Vacation. The Executive shall be entitled each year to four weeks vacation, during which time his compensation shall be paid in full. Vacations need not be taken over consecutive periods nor shall they be limited to any specific season of the year, but in scheduling vacations the Executive shall take into consideration the needs and activities of the Company and the vacation schedules of the Company's other executive personnel.

(l) Club Membership. The Company will reimburse the Executive for initiation and regular membership fees and dues for one country club (with initiation fees not to exceed $75,000, and annual regular membership fees to not exceed $20,000), and such membership may permit use by members of the Executive's family as well as by the Executive. The Company shall reimburse the Executive for the amount of any charges actually and reasonably incurred at such club in the conduct of the Company's business. If any such initiation fees are returned to the Executive upon termination of membership or any other reason, such fees shall be paid to the Company to the extent such return is attributable to amounts paid by the Company. If the Executive wishes to continue membership in the club after the Date of Termination, then, in lieu of agreeing to pay such returned fees to the Company, he shall, within 30 days of the Date of Termination, pay to the Company the amount of any such initiation fee refunds which he is expected to receive in the future. The Company, at its election, may, in lieu of paying the initiation and membership fees described in the preceding sentence, acquire a corporate membership in a country club, and assume responsibility for payment of initiation and membership fees, with use of such membership to be made available to the Executive (and his family) while he is employed by the Company.

(m) Indemnification. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company. The Executive shall be eligible for indemnification by the Company under the Company by-laws as currently in effect. The Company agrees that it shall not take any action that would impair the Executive's rights to indemnification under the Company by-laws, as currently in effect.

(n) Expense Reimbursement. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company's business. The Company will reimburse the Executive for all reasonable expenses so incurred. The Executive shall be eligible for benefits under the Company's relocation expense program applicable to senior executives of the Company; provided that the Executive shall not be eligible for reimbursement of costs for transporting or storage of household good, shall not be eligible for reimbursement of any travel costs to the extent such travel occurs outside the continental United States, shall not be eligible for reimbursement of costs or other payments with respect to the Executive's prior home (or other residence(s)), and shall not be eligible for the lump sum benefit under the program. However, the Executive shall be eligible for the tax gross-up payment under the program with respect to the reimbursement of the closing costs of his new home, and with respect to the payment under paragraph 2(a) but only with respect to $10,000 of such payment (which is the lump sum amount that would otherwise be payable under the program).

(o) Car Allowance. The Company shall pay to the Executive $900 each month to offset the cost of owning and maintaining an automobile for personal and business use and shall in addition reimburse the Executive for the costs of insurance, gasoline and routine maintenance for such automobile.

(p) Tax Preparation Services. The Company shall provide the Executive, at no cost to the Executive (other than the taxes associated with any compensation income attributable thereto), annual tax planning and tax return preparation services provided by Arthur Andersen (or such other firm selected by the Executive and reasonably acceptable to the Company, subject to the charges for such firm being reasonable).

3. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 3(a) through 3(f):

(a) Death.  The Executive's employment hereunder will terminate upon his death.

(b) Disability. The Company may terminate the Executive's employment during any period in which he is Permanently Disabled. The Executive shall be considered "Permanently Disabled" during any period in which he is Disabled; provided, however, that the Executive shall not be considered to be "Permanently Disabled" until, for a period of 90 consecutive days, the Executive, as a result of a physical or mental disability, is incapable, after reasonable accommodation, of performing his duties under this Agreement on a permanent, full-time basis. In the event of a dispute as to whether the Executive is Permanently Disabled, the Company may refer the same to a mutually acceptable licensed practicing physician, and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

(i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's being Disabled) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company's Board, the Executive's credibility and reputation no longer conform to the standard of the Company's executives; provided, however, that Cause shall exist under this paragraph (iii) only if the misconduct involves a violation of applicable laws.

For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was not contrary to the best interest of the Company.

(d) Constructive Discharge. If (i) the Company commits a material breach of the Agreement; (ii) the Executive provides written notice to the Company of the occurrence of such material breach, which specifically identifies the manner in which the Executive believes that the breach has occurred; (iii) the Company fails to correct such breach within a reasonable time (not to exceed 15 business days) after such notice is given; and (iv) the Executive resigns within the 60-calendar-day period following the Executive's discovery of such breach, then, for purposes of this paragraph 3(d), the Executive shall be considered to have been dismissed by the Company without Cause. For purposes of this paragraph 3(d), a "material breach" of the Agreement shall include (without limitation), in the absence of the Executive's express written consent, the occurrence of either of the following circumstances:

(A) The assignment to the Executive of any duties materially inconsistent with the Executive's position as President and Chief Executive Officer, or the removal from the Executive of the authority for any material responsibilities normally attendant to the office of the President and Chief Executive Officer.

(B) The failure of the Executive to be elected as a member of the Board in accordance with the provisions of paragraph 1(b).

(e) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written
Notice of Termination (as defined in paragraph 3(g)), which Notice of Termination shall be effective not less than 60 calendar days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 3(d) are required, the procedures of this paragraph 3(e) may not be used in lieu of the procedures required under paragraph 3(d).

(f) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph 3(f), provided that termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph 3(f) only if it is not for reasons described in paragraph 3(b), 3(c), 3(d) or 3(e).

(g) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive (other than a termination pursuant to paragraph
3(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(h) Date of Termination. "Date of Termination" means the last day the Executive is employed by the Company, provided that the Executive's employment is terminated in accordance with the foregoing provisions of this paragraph 3.

(i) Effect of Termination. If, on the Date of Termination, the Executive is a member of Board of Directors of the Company or any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in paragraph 1(a)), the Executive shall resign from all such positions as of the Date of Termination.

4. Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a) General. If the Executive's Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

(i) The Executive's Salary for the period ending on the Date of Termination.

(ii) Payment for unused vacation days, which amounts shall be paid in accordance with the Company's regular payroll practices.

(iii) If the Date of Termination occurs after the end of a calendar quarter and prior to the payment of the performance bonus or special bonus (as described in paragraphs 2(c) and 2(d)) for the quarter, the Executive shall be paid such bonus amount at the regularly scheduled time.

(iv) Any other payments or benefits due to be provided to the Executive pursuant to any employee compensation or benefit plans or arrangements
(as the terms of those compensation or benefit plans or arrangements may be modified by paragraph 2 of this Agreement), to the extent such payments and benefits are earned as of the Date of Termination. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's Date of Termination.

(v) Distribution of the Long-Term Incentive Award shall be determined in accordance with the provisions of Exhibit 3.

(b) Resignation and Termination for Cause. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause) or paragraph 3(e) (relating to the Executive's resignation), then, in addition to the amounts payable in accordance with paragraph 4(a):

(i) Within 15 days after the Executive's Date of Termination, he shall be entitled to a payment equal to the balance credited to the Make-Whole Retirement Plan Benefit as of the Date of Termination.

(ii) The Executive shall be entitled to the minimum quarterly performance bonus amount (as described in paragraph 2(c)) and the quarterly special bonus amount (as described in paragraph 2(d)) for the quarter in which the Date of Termination occurs, subject to a pro-rata reduction to reflect the portion of the quarter following the Date of Termination. No performance bonus or special bonus payments shall be made for quarters commencing after the Date of Termination.

Any unexercised stock options granted to the Executive shall be forfeited.

(c) Death. If the Executive's Date of Termination occurs during the Agreement Term because of the Executive's death, then, in addition to the amounts payable in accordance with paragraph 4(a):

(i) The Executive's estate shall be entitled to the minimum quarterly performance bonus amount (as described in paragraph 2(c)) and the quarterly special bonus amount (as described in paragraph 2(d)) for the quarter in which the Date of Termination occurs, subject to a pro-rata reduction to reflect the portion of the quarter following the Date of Termination. No performance bonus or special bonus payments shall be made for quarters commencing after the Date of Termination.

(ii) Any unexercised stock options granted to the Executive prior to the Executive's death (regardless of whether they are exercisable prior to the Date of Termination) shall be exercisable by the Executive's estate for the period expiring on the expiration date provided under the terms of the stock option agreements, determined without regard to the Executive's termination of employment.

(iii) Within 15 days after the Executive's Date of Termination, the Executive's estate shall be entitled to a payment equal to the balance credited to the Make-Whole Retirement Plan Benefit as of the Date of Termination.

(iv) To the extent provided in paragraph 3-3 of Exhibit 3, the Executive's estate shall be entitled to a cash award, and vesting in the shares of Restricted Stock.

By writing filed with the Company in accordance with the procedures established by it, the Executive may designate one or more beneficiaries to receive the benefits which would otherwise be provided to the Executive's estate under paragraph (a) next above, and under this paragraph (c).

(d) Disability. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(b) (relating to the Executive's being Permanently Disabled), then, in addition to the amounts payable in accordance with paragraph 4(a):

(i) The Executive shall receive from the Company for a period of six months from the Date of Termination (provided the Executive continues to be Permanently Disabled during such period) the Salary amount described in paragraph 2(b) and the minimum guaranteed bonus amounts described in paragraphs 2(c) and 2(d), in monthly or more frequent installments in accordance with the Company's regular payroll practices. The determination of the bonuses payable for the calendar quarter in which the six-month anniversary of the Date of Termination occurs shall be subject to a pro-rata reduction to reflect the portion of the quarter following such anniversary. No performance bonus or special bonus payments shall be made for quarters commencing after the six-month anniversary.

(ii) Any unexercised stock options granted to the Executive prior to the Date of Termination (regardless of whether they are exercisable prior to the Date of Termination) shall be exercisable by the Executive for the period expiring on the expiration date provided under the terms of the stock option agreements, determined without regard to the Executive's termination of employment.

(iii) Within 15 days after the Executive's Date of Termination, the Executive shall be entitled to a payment equal to the balance credited to the Make-Whole Retirement Plan Benefit as of the Date of Termination.

(iv) To the extent provided in paragraph 3-3 of Exhibit 3, the Executive shall be entitled to a cash award, and vesting in the shares of Restricted Stock.

(e) Discharge without Cause. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(d) (relating to constructive discharge), paragraph 3(f) (relating to termination by the Company without Cause), or failure of the parties to renew this Agreement prior to the expiration of the Agreement Term, then, in addition to the amounts payable in accordance with paragraph 4(a):

(i) The Executive shall receive from the Company, within 60 days following the Date of Termination, a lump sum cash payment equal to the sum of:

(A) the Salary amount described in paragraph 2(b); and

(B) the minimum guaranteed bonus amounts described in paragraphs 2(c) and 2(d);

for the period ending on the later of the one-year anniversary of the Executive's Date of Termination or the three-year anniversary of the Effective Date. If the amount payable under the preceding sentence is to end on the one-year anniversary of the Date of Termination, then the determination of the bonuses payable for the calendar quarter in which the one-year anniversary of the Date of Termination occurs shall be subject to a pro-rata reduction to reflect the portion of the quarter following such anniversary.

(ii) For the period ending on the one-year anniversary of the Date of Termination, (A) the Executive shall receive the life insurance and disability insurance coverage provided by the Company for the Executive immediately prior to the Date of Termination, and (B) the Company shall reimburse the Executive for the Executive's cost of medical continuation coverage (including dental coverage) in accordance with the provisions of section 4980B of the Internal
Revenue Code and section 601 of the Employee Retirement Income Security
Act (sometimes referred to as "COBRA coverage"); provided, however, that the Executive shall be required to continue payment for such coverage at the rate in effect for other executives of the Company who are then actively employed, except that in no event will the required amount of premiums due from the Executive under this paragraph (ii) exceed the amount of premiums due from the Executive for such coverage prior to the Date of Termination

(iii) Any unexercised stock options granted to the Executive prior to the Date of Termination (regardless of whether they are exercisable prior to the Date of Termination) shall be exercisable by the Executive for a period expiring on the earlier of the second anniversary of the Date of Termination or the expiration date provided under the terms of the stock option agreements.

(iv) Within 15 days after the Executive's Date of Termination, the Executive shall be entitled to a payment equal to the balance credited to the Make-Whole Retirement Plan Benefit as of the Date of Termination.

(f) Other Severance Benefits. Except as may be otherwise specifically provided by an amendment of this paragraph (f) adopted in accordance with paragraph 12, payments under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment.

5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

7.   Protective Covenants.

(a) (i) The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and the Subsidiaries and that his services will be of special, unique and extraordinary value to the Company.

(ii) The Executive agrees that during the period of his employment with the Company, and for a period of two years after his Date of Termination for any reason (the "Noncompetition Period"), he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company or any of the Subsidiaries as of the Date of Termination in any geographic area in which the Company is then conducting such business.

(iii) The Executive further agrees that during the Noncompetition Period he shall not, in any manner, directly or indirectly induce or attempt to induce any employee of the Company or any of the Subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(iv) Nothing in this paragraph (a) shall prohibit the Executive from being (A) a stockholder in a mutual fund or a diversified investment company or (B) a passive owner of not more than two percent of the outstanding stock of any class of a corporation any equity securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(v) If, at any time of enforcement of this paragraph (a), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(b) The Executive shall not, at any time during the period he is employed by the Company or thereafter, make use of or disclose, directly or indirectly, any trade secret or other confidential or secret information of the Company or of the Subsidiaries or other technical, business, proprietary or financial information of the Company or of the Subsidiaries not available to the public generally or to the competitors of the Company or of the Subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (A) become a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, or (B) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the Date of Termination, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data relating to any Confidential Information or the business of the Company or of the Subsidiaries which he may then possess or have under his control (together with all copies thereof); provided, however, that the Executive may retain copies of such documents as are necessary for the preparation of his federal or state income tax returns.

(c) The Executive agrees that, while he is employed by the Company, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries. While the Executive is employed by the Company, and after his Date of Termination, the Company agrees, on behalf of itself and the Subsidiaries, that neither the officers nor the directors of the Company or the Subsidiaries shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.

(d) The parties hereto agree that the Company would be damaged irreparably in the event of any provision of paragraphs (a), (b) or (c), next above, were not performed by the Executive in accordance with their respective terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security). The parties hereto agree that the Executive would be damaged irreparably in the event of any provision of paragraph (c), next above, were not performed by the Company in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Executive shall be entitled, in addition to any other rights and remedies existing in his favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).

8. Assistance with Claims. The Executive agrees that, for the period beginning the Effective Date, and continuing for a reasonable period after the Executive's termination of employment with the Company, the Executive will assist the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

9.  Liquidation.

(a) If, prior to the last day of the Agreement Term, both (I) the Company (or the successor to the Company) enters into a plan for the wind-down or liquidation of all or substantially all of the businesses and assets of the Company (or the successor to the Company) and all of the Subsidiaries (the "Company Businesses"), and (II) during such wind-down or liquidation, the aggregate value of the gross assets of the Company and all of the Subsidiaries (disregarding any liabilities) is less than $300 million, then, during such period when the value of such assets is less than $300 million, the Executive may file a written notice with the Company indicating the date of the Executive's resignation, which shall be not earlier than 60 days following the date such notice is filed, and such resignation shall be treated as a constructive discharge described in paragraph 3(d).

(b) If (i) the Company (or the successor to the Company) and/or the Subsidiaries dispose of a substantial portion (but less than substantially all) of the Company Businesses, (ii) the Company (or the successor to the Company) and the Subsidiaries continue to operate a portion of the Company Businesses on a going concern basis, and (iii) the aggregate value of the gross assets of the Company (or its successor) and the Subsidiaries (disregarding any liabilities) is less than $300 million, then the Company and the Executive agree to negotiate in good faith as to whether changes to the Agreement are appropriate.

(c) Determination of the successor to the Company shall be made in accordance with paragraph 16.

10.  Change in Control.

(a) In the event of a Change in Control of the Company prior to the last day of the Agreement Term, the following shall apply:

(i) The Executive shall be entitled to vest in the shares of Restricted Stock, with the number of shares being vested to be calculated in accordance with paragraph 3-3(b) of Exhibit 3 of this Agreement, subject to the pro rata reduction set forth in paragraph 3-3, and determined as though the date of the Change in Control was the Executive's Date of Termination in accordance with paragraph 3(f) (relating to termination by the Company without Cause).

(ii) The foregoing provisions of this paragraph (a) shall not affect the determination of the Executive's benefits in accordance with the provisions of
Exhibit 3 upon his actual Date of Termination or upon his continuing in employment through December 31, 2000 (whichever is applicable), except that, after the determination of the amount of shares to be awarded under Exhibit 3 with respect to the Executive's actual Date of Termination or upon his continuing in employment through December 31, 2000 (whichever is applicable), the number of shares of Restricted Stock in which he would otherwise be entitled to vest shall be reduced by the number of shares previously vested in accordance with the paragraph (i) next above.

(iii) The determination of the vesting of the shares of Restricted Stock under this paragraph (a) shall be made as soon as practicable after the end of the Company's fiscal year in which the Change in Control occurs.

(b) In the event of a Change in Control of the Company prior to the last day of the Agreement Term, all options to purchase shares of Company Stock then held by the Executive shall become exercisable by the Executive, and shall remain exercisable during the remainder of their term (as determined in accordance with the provisions of the applicable stock option agreements).

(c) For purposes of this paragraph 10, a "Change in Control" shall be deemed to have occurred on the earlier of:

(i) the first date after the Effective Date upon which any Person (excluding the LG Affiliates) has ownership of capital stock of the Company having voting power of the Company that is equal to or greater than the voting power of the Company of the capital stock of the Company then owned by the LG Affiliates; or

(ii) the first date after the Effective Date upon which the LG Affiliates cease to have ownership of capital stock of the Company having at least 40% of the voting power of the Company.

For purposes of paragraphs (i) and (ii) next above, if all or substantially all of the Company Businesses are acquired by a purchaser, then, pursuant to paragraph 16, such purchaser shall be substituted for the Company. For purposes of this paragraph 10, the term "LG Affiliate" means LG Electronics, Inc. and LG Semicon Co., Ltd., as well as any business or entity that is affiliated (as that term is understood under the laws of South Korea as of the December 1, 1997) or under common control with LG Electronics, Inc. and/or
LG Semicon Co., Ltd. For purposes of this paragraph 10 and paragraph 16, the term "Person," when capitalized, shall mean any person (including an entity), and shall also include two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose or with the effect of changing or influencing the control of the Company. The provisions of the preceding sentence shall be interpreted based on the interpretations of the comparable provisions of Sections 13 and 14 of the Securities Exchange Act of 1934 and the rules thereunder.

11. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

12. Amendment. This Agreement may be amended or canceled only by mutual agreement of the Executive and a duly authorized representative of the Company in writing without the consent of any other person; provided, however that the rights and obligations of LG Electronics Alabama, Inc. may not be affected without the written consent of its duly authorized representative. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state. All disputes shall be litigated in Chicago, Illinois.

14. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

15. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

16. Successors.

(a) This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any Person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company Businesses (determined immediately prior to the date of the merger, consolidation, purchase, or other transaction), and the successor shall thereafter be substituted for the Company under this Agreement.

(b) If, by reason of a transaction (or series of related transactions), substantially all of the Company Businesses (determined immediately prior to transaction) are owned by more than one entity, but such entities are controlled by a single Person, and the Executive is elected President, Chief Executive Officer, and a member of the Board of Directors of each such entity, then such entities shall collectively be treated as the successor to the Company, until such time as a single Person ceases to control all such entities.

17. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL  60025

or to the Executive:

Jeffrey P. Gannon
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL  60025

All notices to the Company shall be directed to the attention of Chairman of the Board of Directors of the Company, with a copy to the General Counsel of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

18.  Acknowledgment by Executive.  The Executive represents to the
Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to terms the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

19. Costs of Enforcement. The following provisions of this paragraph 19 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations of breach of this Agreement by the Company:

(a) The Executive shall be entitled to recover from the Company reasonable attorneys' fees, costs and expenses incurred by him in connection with such enforcement or defense.

(b) Payments required under this paragraph 19 shall be made by the Company to the Executive (or directly to the Executive's attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses.

(c) The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 19 be reasonable.

(d) The Executive's rights to payments under this paragraph 19 shall not be affected by the final outcome of any dispute with the Company; provided, however, that to the extent that the court shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall repay such amounts to the Company.

20. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

21. Guaranty. Not later than the Effective Date, the Company and LG Electronics Alabama, Inc. shall have properly executed the Guaranty in the form set forth in Exhibit 4, which is attached to and forms a part of this Agreement, and which provides for a guaranty of the payment of cash that may otherwise be due in accordance with Exhibit 3, and payment of amounts as described in paragraph 22(b).

22. Letter of Credit.

(a) Not later than the Effective Date, the Company shall have obtained and delivered to the Executive, at the Company's sole cost and expense, a Letter of Credit issued by a national bank organized under the laws of the United States of America having assets of not less than $1 billion. The Letter of Credit shall permit multiple draws by the Executive, shall permit draws up to $4,754,000 in the aggregate, and shall provide for draws with respect to any amount described in paragraphs 2(b), 2(c), 2(d) and 2(i) (relating to salary, annual performance bonus, special bonus, and make-whole retirement plan benefit, respectively), and including any amounts payable under paragraphs 4(a)(i), 4(a)(ii), 4(a)(iii), 4(b)(i), 4(b)(ii), 4(c)(i), 4(c)(iii),
4(d)(i), 4(d)(iii), 4(e)(i), and 4(e)(iv), to the extent such amounts are not otherwise paid to (or received by) the Executive or his beneficiary within 30 days of the date they are due in accordance with the Agreement. The Letter of Credit shall otherwise be in a form reasonably acceptable to the Executive.

(b) During any period prior to December 31, 2001 in which the Letter of Credit (or a replacement letter of credit conforming to the provisions of paragraph
(a) next above) is not in effect with respect to all amounts described in paragraph (a) next above that are then due, or may become due thereafter and prior to December 31, 2001 (the "Unpaid Amounts"), then the Guaranty described in paragraph 21 shall be extended to cover such Unpaid Amounts.

(c) During any period prior to December 31, 2001 in which the Letter of Credit (or a replacement letter of credit conforming to the provisions of paragraph
(a) next above) is not in effect with respect to all Unpaid Amounts, the Company shall maintain a Replacement Trust, as described in this paragraph (c). The Replacement Trust shall be in the form of a trust or escrow arrangement, and shall be maintained by a bank or trust company not affiliated with the Company. The Replacement Trust shall hold liquid assets having a value that is not less than the then Unpaid Amounts, shall provide for payment of the Unpaid Amounts to the extent such amounts are not otherwise paid to (or received by) the Executive or his beneficiary within 30 days such amounts are due in accordance with the Agreement. The assets of the Replacement Trust may only be drawn against to satisfy Unpaid Amounts, and shall not be subject to any other claims; provided, however, that amounts held in the Replacement Trust may revert to the Company at any time to the extent the value of the assets in the Replacement Trust exceed the Unpaid Amounts, or to the extent that the obligation to pay the Unpaid Amounts is guaranteed by a letter of credit that satisfies paragraph (a) next above.

23. Entire Agreement. Except as otherwise provided herein, this Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

	IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.





Executive


Zenith Electronics Corporation

By
Its



ATTEST:


       (Seal)


                             EXHIBIT 1

                     ANNUAL PERFORMANCE BONUSES

	1-1 Target Bonus. The Executive shall be entitled to payment of a minimum guaranteed annual performance bonus of $400,000. The minimum annual performance bonus amount of $400,000 may be increased, up to a maximum of $600,000 for any year, for achieving or exceeding specific target performance objectives. The target performance objectives, and the percentage of the bonus amount payable for achieving certain levels of the targeted objectives for each calendar year performance period shall be established prior to the beginning of such year by the Organization and Compensation
Committee of the Board after consultation with the Executive, provided, however, that the target performance objectives for the 1998 calendar year performance period will be established by February 28, 1998.

	1-2 Payment of Annual Performance Bonus in Excess of Minimum Guaranteed Amount. For any calendar year performance period, the annual performance bonus earned in excess of the minimum guaranteed bonus amount will be paid in cash as soon as practicable after the end of the year, but in no event later than March 31 of the following year.



                               EXHIBIT 2

                          STOCK OPTION AWARD

	2-1 As of the later of the date of execution of this Agreement by the Company and the date of execution of this Agreement by the Executive, the Executive shall be granted options to purchase 300,000 shares of the Company Stock. The option exercise price per share of Company Stock shall equal the fair market value of a share of Company Stock on the date the option is granted. The options awarded under this Exhibit 2 shall be non-qualified stock options.

	2-2  The options granted under this Exhibit 2 shall first become exercisable with respect to one-third of the shares covered thereby on the first anniversary of the Effective Date, if the Executive is then employed by the
Company, and shall become exercisable with respect to an additional one-third of the shares covered thereby on each of the second and third anniversaries of the Effective Date, if the Executive is then employed by the Company.

	2-3 If the Executive continues to be employed by the Company through the last day of the Agreement Term, all unexercised options awarded under this
Exhibit 2 then held by the Executive shall be exercisable by the Executive (or his executor or assigns) for two years after the Executive's Date of Termination (but not more than 10 years after the Effective Date).

	2-4  The Company shall use a procedure to grant the options under this
Exhibit 2 so that, to the extent that the grant is a "purchase" for purposes of
Section 16(b) of the Securities Exchange Act of 1934, the grant will be exempt from Section 16(b) by reason of SEC Rule 16b-3 (or other SEC rules).

	2-5 The options granted under this Exhibit 2 shall be granted under and subject to the terms and conditions of the Zenith Electronics Corporation Long-Term Equity Compensation Plan. Except as otherwise provided in the Agreement (including this Exhibit 2), the options granted under this Exhibit 2 shall be subject to the same provisions as the provisions covering the options granted under the Zenith Electronics Corporation Long-Term Equity
Compensation Plan (the "Regular Options"); provided that this Agreement shall be the overriding agreement, and in the event of a difference between the terms of this Agreement and the terms of the Regular Options, the terms of this Agreement shall prevail.


                                 EXHIBIT 3

                          LONG-TERM INCENTIVE AWARD

	3-1 Restricted Stock. As of the Effective Date, the Executive shall be granted 500,000 shares of Company Stock subject to the terms of this Exhibit 3 ("Restricted Stock").

(a) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the Executive is vested in the shares in accordance with this Exhibit 3.

(b) At the time the Executive becomes vested in any shares of Restricted Stock, he shall thereafter own the shares free of all restrictions otherwise imposed by this Agreement. Except as otherwise provided in this Exhibit 3, the Executive shall forfeit any shares of Restricted Stock in which he is not vested at the end of the Agreement Term or, if earlier, as of his Date of Termination.

(c) The Executive shall not be paid any dividends with respect to the Restricted Stock until the Executive has become vested in the shares. At the time of vesting, the Executive shall receive a cash payment equal to the aggregate dividends (without interest) that the Executive would have received if he had owned all of the shares in which he vested for the period beginning on the Effective Date, and ending on the date of vesting. No dividends shall be paid to the Executive with respect to any shares of Restricted Stock that are forfeited by the Executive.

(d) The certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Executive and shall be deposited in a bank designated by the Board. The Executive agrees to endorse a stock power in blank for the Restricted Stock.

(e) The Restricted Stock award shall be subject to the same provisions as those covering restricted stock grants made under the Zenith Corporation Long-Term Equity Compensation Plan (the "Regular Restricted Stock Grants"); provided that this Agreement shall be the overriding agreement, and in the event of a difference between the terms of this Agreement and the terms of the Regular Restricted Stock Grants, the terms of this Agreement shall prevail.

	3-2 General. If the Executive continues in the employ of the Company from the Effective Date through December 31, 2000, he will be entitled to the cash award described in paragraph (a) and the vesting described in paragraph
(b) next below.

(a) A cash payment of $3 million if target levels of performance under the Performance Targets are achieved, and $6 million if maximum performance levels under the Performance Targets are achieved, subject to paragraph 3-6 of this Exhibit 3.

(b) The Restricted Stock shall vest in accordance with the terms of the Performance Targets.

Distribution in accordance with paragraph (a) next above, and determination of the vesting in accordance with paragraph (b) next above, shall be made not later than March 30, 2001.

	3-3 Termination without Cause. If the Executive does not continue in the employ of the Company from the Effective Date through December 31, 2000, and his Date of Termination occurs under circumstances described in paragraph 3(b) (relating to the Executive's being Permanently Disabled), under circumstances described in paragraph 3(d) (relating to constructive discharge), under circumstances described in paragraph 3(f) (relating to termination by the Company without Cause), or because of the Executive's death, he will be entitled to the cash award described in paragraph (a) and the vesting described in paragraph (b) next below, subject to the pro rata reduction set forth following paragraph (b):

(a) A cash payment of $3 million if target levels of performance under the Performance Targets are achieved, and $6 million if maximum performance levels under the Performance Targets are achieved, subject to paragraph 3-6 of this Exhibit 3.

(b) The Restricted Stock shall vest in accordance with the terms of the Performance Targets.

The determination of the amount of the cash distribution in accordance with paragraph (a) next above, and the determination of vesting in Restricted Stock in accordance with paragraph (b) next above, shall be based on actual performance from January 1, 1998 through the last day of the fiscal year of the Company in which the Date of Termination occurs. The distribution otherwise due in accordance with the foregoing provisions of this paragraph 3-3 shall be subject to a pro-rata reduction to reflect the portion of the period from January 1, 1998 through December 31, 2000 following the Date of Termination. Distribution in accordance with paragraph (a) next above, and the determination of the vesting in accordance with paragraph (b) next above, shall be made not later than the March 30 following the end of the Company's fiscal year in which the Executive's Date of Termination occurs. Notwithstanding the foregoing provisions of this paragraph 3-3, if the Executive's Date of Termination occurs under circumstances described in paragraph 3(b) (relating to the Executive's being Permanently Disabled), or because of the Executive's death, he (or his estate) shall be fully vested in all shares of Restricted Stock as of the Date of Termination (without any pro rata reduction to reflect the period after the Date of Termination).

	3-4 Other Termination. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause) or paragraph 3(e) (relating to the Executive's resignation), then, subject to paragraph 10 (relating to Change in Control), no Restricted Stock shall be vested, and no amounts shall be paid under this Exhibit 3.

	3-5 Performance Targets. The determination of the Performance Targets shall be subject to the following:

(a) On or before February 27, 1998, and subject to the following provisions of this paragraph 3-5, the Executive and the Board shall negotiate and agree upon the Performance Targets.

(b) 30% of the Performance Targets shall be based on earnings before tax, 30% of the Performance Targets shall be based on cash flow from on-going operations, 20% of the Performance Targets shall be based on cash flow realized from realizing non-core assets, and 20% of the Performance Targets shall be based on achievement of business development objectives such as market position in core products and channels and technology-based business development. The Performance Targets shall also specify the rate of vesting in Restricted Stock, and the rate at which cash distributions are to be earned in accordance with this Exhibit 3.

(c) If the Executive and the Board fail to agree upon the Performance Targets by February 27, 1998, then:

(i) Not later than March 6, 1998, the Executive and the Board shall each submit to the other a written statement of proposed Performance Targets and a statement in support of such Performance Targets.

(ii)  An arbitrator shall be appointed, acceptable to both parties.

(iii) The statements described in paragraph (i) next above shall be submitted to the arbitrator selected in accordance with paragraph (ii) next above. The arbitrator shall choose between the two proposals, based on the provisions of this Exhibit 3, and on such other information as to the operation of the Company and its Subsidiaries that the arbitrator requests from the Company. Except as otherwise agreed upon by the parties, the arbitrator shall have no authority to modify the proposals, or to specify a resolution other than the resolution set forth in the proposal selected. The decision of the arbitrator shall be rendered not later than March 20, 1998 (or such later date as the arbitrator reasonably requires), and will be final.

(iv) After February 27, 1998, but prior to the date the arbitrator renders his decision, the Executive and the Board may, by mutual consent, agree on Performance Targets, and, in that circumstance, the arbitrator shall not render a decision under this paragraph (c).

	3-6  Offset.

(a) If the Executive continues in the employ of the Company from the Effective Date through December 31, 2000, then the amount of cash that would otherwise be distributable in accordance with paragraph 3-2(a) shall be reduced (but not below zero) by the amount of the Stock Option Gain, determined as of December 31, 2000.

(b) If the Executive is otherwise entitled to a cash distribution in accordance with paragraph 3-3(a), then the amount of cash that would otherwise be distributable in accordance with paragraph 3-3(a), and after the pro rata reduction under paragraph 3-3 for the period following the Date of Termination, shall be further reduced (but not below zero) by the amount of the Stock
Option Gain, determined as of the last day of the Company's fiscal year in which the Date of Termination occurs.

(c) The "Stock Option Gain" as of any date shall be a dollar amount equal to 300,000 times (X - Y), where X equals the closing price for one share of Company Stock on that date, and Y equals the per share exercise price for the Company Stock subject to the option grant under Exhibit 2.


                                  EXHIBIT 4

                                  GUARANTY

In order to induce Jeffrey P. Gannon ("Employee") to enter into the Employment Agreement with Zenith Electronics Corporation ("Zenith"), dated as of January 12, 1998, in the form attached hereto as Exhibit A (the "Agreement"). LG Electronics Alabama, Inc., an Alabama corporation ("LG"), hereby:

(A) irrevocably guarantees to Employee that if

(i) Zenith becomes obligated pursuant to the Agreement to make any payment of cash described in (x) paragraphs 2(b), 2(c), 2(d) or 2 (i) of the Agreement (relating to salary, annual performance bonus or make-whole retirement plan benefit) at a time prior to December 31, 2001 when the letter of credit provided for in paragraph 21 of the Agreement is not in effect, including any such payments due Executive in accordance with paragraph 4 of the Agreement, and/or (y) Exhibit 3 to the Agreement (each an " Obligation"), and

(ii) Zenith shall fail to make full payment of such Obligation on or before the thirtieth day following the date on which such payment was due pursuant to the terms of the Agreement.

on the thirtieth day following the receipt of written notice from Employee that the conditions set forth in subclauses (i) and (ii) above have been met, LG will pay to Employee an amount equal to the difference between the amount of any such Obligation and any amounts actually paid by Zenith to Employee in respect of any such Obligation on or before such day; and

(B) irrevocably submits to the jurisdiction of the federal and state courts in Chicago, Illinois, with respect to any litigation relating to this Guaranty, and waives, and sgrees not to assert, by way of motion, as a defense, or otherwise, in any such litigation, any argument that it is not personally subject to the jurisdiction of the above-named courts or, to the extent permitted by applicable law, any claim that such litigation is brought in an inconvenient forum or that the venue of such litigation is improper or that this Guaranty may not be enforced in or by such courts, agrees to commence actions and assert claims for relief only in such courts, and consents to service of process by the mailing of copies thereof to LG by certified mail, such service to be effective ten days after mailing.

In consideration of the Guaranty given hereby, Zenith agrees that it shall be obligated to reimburse LG for the amount of any payment made hereunder within five business days of the date on which LG makes such payment. If Zenith fails to reimburse LG the full amount due under the preceding sentence within the time period set forth therein, the balance due to LG shall be paid with interest at the rate of 10% per annum, compounded annually, from the date of payment by LG to the date of repayment by Zenith toLG. However, Zenith's failure to reimburse LG shall not affect LG's obligations under this Guaranty.

The liability of LG under this Guaranty will continue to be effective or will be reinstated, as the case may be, with respect to any amount paid to Employee by Zenith which is thereafter required to be returned or restored to Zenith or to any trustee, receiver or other representative for Zenith upon or by reason of the bankruptcy, insolvency, reorganization or dissolution of Zenith, all as though such payments had never been made. The liability of LG under this Guaranty will not be impaired, modified, released or limited in any manner by the disallowance of or reduction in Employee's right to payment of any Obligation by reason of the institution by or against Zenith of any bankruptcy, reorganization, insolvency or similar proceeding.

This Guaranty shall be rendered void and without effect if any provision of the Agreement is amended, modified or waived in any material respect without the prior written consent of LG. As a condition to this Guaranty, each of Zenith and Employee shall be required to deliver a copy of any notice given by such party pursuant to the Agreement to LG, at the same time such notice is given by such party thereunder. All notices and other communications to or with LG in respect of this Guaranty shall only be effective if in writing and delivered in person or sent by registered or certified first class mail, postage prepaid, return receipt requested, to LG and Debevoise & Plimpton at the addresses listed below (or at such other address as LG shall hereafter designate in accordance with the notice procedures set forth in the Agreement):

LG Electronics Alabama, Inc.
201 James Record Rd.
Huntsville, Alabama  35824
Attn: K. J. Kim

Debevoise & Plimpton
875 Third Avenue
New York, New York  10022
Attn: Steven R. Gross, Esq.

All such notices and other communications shall be deemed effective on the date of delivery.

This guaranty constitutes the entire agreement with respect to the subject matter described herein, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to Employee by any other person or entity) are merged herein and superseded hereby. This Guaranty shall insure to the benefit of Employee's heirs, executors, administrators and legal representatives.

This Guaranty will be binding upon LG's sucessors and assigns and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of LG's assets and businesses.

This Guaranty shall be governed by the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof. this Guaranty may not be amended or otherwise modified without the written consent of LG and Employee, and, to the extent such amendment or modification would increase the scopr of Zenith's obligations hereunder, of Zenith. No waiver of any provision hereof shall be effective unless in a written instrument signed by the party granting such waiver.

LG ELECTRONICS ALABAMA, INC.

By:

Name:
Title:


ZENITH ELECTRONICS CORPORATION

By:

Name:
Title:



January   ,  1998

Acknowledged, accepted and agreed
as of the above date:


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